Exhibit 10.1

1414 Harbour Way S Suite 1201 Richmond, CA 94804 Office: 510-984-1761x446 Fax: 510-550-3684 hr@eksobionics.com

April 2, 2019

Bill Shaw

3827 Sunburst Ln

Naperville, IL 60564

Offer of Employment by Ekso Bionics, Inc.

Dear Bill,

I am pleased to confirm our offer to you of employment with Ekso Bionics, Inc. (the "Company"). You will report to Jack Peurach, CEO in the position of Chief Commercial Officer. The terms of our offer and the benefits currently provided by the Company are as follows:

1.       Starting Salary. Your starting salary will be Two hundred seventy-five thousand dollars ($275,000.00) per year and will be subject to review from time to time by the Company to determine whether, in the Company’s judgment, your base rate should be changed. This position is exempt from paid overtime as required by state and federal law, and therefore there is no overtime pay. Base salary is paid in accordance with the Company’s normal payroll procedures and is subject to applicable withholding required by law.

2.       Bonus. You will be eligible to participate in our annual Short Term Incentive (STI) program which you will be awarded a percentage of your base salary based on your performance against company milestones. The bonus year is the Company’s calendar year, and your target annual bonus is $225,000. For calendar year 2019, your bonus will be pro-rated based on the period of time you start your employment with the Company to the end of the calendar year, and your 2019 bonus will be guaranteed.

3.       Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. A summary of the benefits currently offered is attached to this letter as Appendix A. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

4.       Termination without Cause. Subject to your execution, delivery and non-revocation of the Company’s standard general release of claims within 45 days following your termination date (and non- revocation thereof within 7 days thereafter), in the event of termination without Cause you will receive (a) (i) 6 months’ severance in a cash lump sum if the termination without Cause occurs during the first year of employment or (ii) 9 months’ severance in a cash lump sum if the termination without Cause occurs during or after the second year of employment; such severance shall, in each case, be paid within 60 days following the date of your termination without Cause (provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and such 60 day period spans 2 calendar years, any payment of such amounts shall be made or commence, as applicable, in the second calendar year) and (b) Company-paid COBRA premiums equivalent to the employer contribution cost of your continued participation in the Company’s group health, dental, and vision insurance plan for the duration of your severance period based on the service year in which you were terminated; provided, that if at any time the Company determines that such payments would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code, or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such payment, the Company will instead pay a fully taxable monthly cash payment, with such monthly payment being made on the last day of each month for the remainder of the severance period (collectively, the “COBRA Benefit”). For purposes of this letter “Cause” means, in the determination of the Company, your dishonesty, fraud, material insubordination, moral turpitude, willful misconduct, or refusal to perform your duties or responsibilities for any reason other than illness or incapacity.

5.       Change of Control. If there is a Change of Control (as defined in our Amended and Restated 2014 Equity Incentive Plan (the “Plan”)) during your employment, and if you are terminated without Cause within one-year following that Change of Control, subject to your execution, delivery and non-revocation of the Company’s standard general release of claims within 45 days following your termination date (and non- revocation thereof within 7 days thereafter), the Company or successor will pay you (a) 9 months of salary and a target bonus amount prorated through the 9 month severance period in a cash lump sum within 60 days following the date of your termination without Cause (provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code and such 60 day period spans two calendar years, any payment of such amounts shall be made or commence, as applicable, in the second calendar year), (b) the COBRA Benefit, and (c) acceleration of all unvested options.

6.       Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

7.       No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company's Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

8.       Equity Award

Stock Options. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to approximately Four hundred and eighty thousand (480,000) shares of Common Stock of the Company at the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date the Board approves such grant (the “Option”). The shares you will be given the opportunity to purchase will vest at the rate of one fourth (1/4) (rounded to the nearest whole share) of the Shares subject to this Option, at the end of your first anniversary with the Company, and an additional one forty-eighth (1/48) of the Shares subject to the Option (rounded to the nearest whole share) per month thereafter, so long as you remain employed by the Company. However, the grant of such options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the option grant to you will be provided upon approval of such grant by the Company's Board of Directors.

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Future Equity Awards. As further consideration, we will also commit to grant you an additional PSU grant during fiscal year 2020. The exact size including any PSU payout range for performance on chosen performance metrics and other terms of fiscal year 2020 awards will be determined by our Board or the Compensation Committee in good faith and be consistent with terms applicable to any PSU awards provided in fiscal year 2020 to other senior executives of the Company generally. Thereafter, Executive will be eligible for such equity awards as the Board or Compensation Committee determines in its discretion and in accordance with Company practices from time to time.

9.       At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

10.       Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

11.       Reference and Background Checks. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

12.       Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

13.       Acceptance. This offer will remain open until Thursday, April 11, 2019. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Sincerely,

/s/ Jack Peurach
Jack Peurach, CEO

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I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Bill Shaw	Date signed:	4/17/2019
Bill Shaw

Start Date: Your first day of employment will be: May 6, 2019

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1414 Harbour Way S Suite 1201 Richmond, CA 94804 Office: 510-984-1761x446 Fax: 510-550-3684 hr@eksobionics.com

SCHEDULE A

BENEFITS SUMMARY (US)

Benefits: You will be eligible to participate in any employee benefit plans or programs maintained or established by the Company, including but not limited to personal time off days and paid holidays to the same extent as other employees at your level within the Company, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program.

The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to its employees at any time.

Reimbursements: You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting the Company’s business, in accordance with Company policy.

Medical: Employee health benefits are effective the first day of the month following the first day of employment. The company contributes $450.00 per month towards employee participation in Company sponsored medical plans. All employees of the Company have the option to enroll in Anthem Blue Cross or Kaiser Permanente. You may select the health plan of your choice and the benefits that are right for you and your family from Anthem Blue Cross or Kaiser. Outside of California employees may choose PPO health plans from Anthem Blue Cross. Dependents may be enrolled at group rates.

Dental: A comprehensive dental plan is offered through Guardian. The Company contributes 100% of the premium for employees. Dependents may be enrolled at group rates. This benefit is available on the 1st of the month following start date. You may seek dental treatment from any licensed dentist across the country. If you wish to receive additional discounts, you may access an extensive network of dentists.

Vision: A vision plan is offered through Guardian Vision Service Plan (VSP). It is a fully comprehensive vision plan that allows you and your dependents to get an eye exam and lenses once every 12 months and frames once every 24 months. Dependents may be enrolled at group rates.

Short and Long Term Disability Insurance: All full-time employees are provided with a short-term disability plan that begins paying benefits in combination with a State Disability program, if applicable, after an elimination period of 7 days.

Life Insurance: All full-time employees are provided with a flat $50,000 life insurance benefit with Accidental Death and Dismemberment (AD&D).

*Please consult official plan summaries for the specific details of each health related plan.

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401K Plan: A 401K retirement plan is offered for US based employees. The Company will match your contribution at 50% with stock. Is entirely discretionary and the Company reserves in its absolute discretion the right to terminate or amend it any time. Employee contributions are collected by payroll deduction or as otherwise determined by the Company 401K administrator. Employees are responsible for selecting their own investment funds.

Personal Time Off (PTO): All regular full time US employees are eligible to accrue PTO at an increasing rate with additional years of service based on a two-category “Years of Service” schedule. Part-time regular employees accrue PTO on a prorated basis based on the number of hours they are regularly assigned to perform.

Year(s) of Service	Months of Employment	Annual Accrued PTO (Days)	Annual Accrued PTO (Hours)	PTO Hours Accrued per Paycheck (per Month)	Maximum* Balance (Hours)
0 -2	0-24	18	144	6 (12)	300
2 +	25+	24	192	8 (16)	300

PTO time must be scheduled and approved in advance by your supervisor. Ekso Bionics’ employees may accrue PTO to a maximum of 300 hours (38 days). Once an employee has reached the maximum accrual balance, further PTO accrual will cease until the employee has taken time off reducing the employee’s balance below the Maximum*.

Holidays: Ekso Bionics observes eleven (12) holidays per year, typically the following:

❖	New Year’s Day
❖	President’s Day
❖	Memorial Day
❖	Independence Day (4th of July)
❖	Labor Day
❖	Thanksgiving Day
❖	Friday after Thanksgiving Day
❖	Christmas Day
❖	Extended Winter Break (typically 4 days)

Part-time regular employees receive holiday pay on a prorated basis based on the number of hours they are regularly assigned to perform.

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1414 Harbour Way S Suite 1201 Richmond, CA 94804 Office: 510-984-1761x446 Fax: 510-550-3684 hr@eksobionics.com

SCHEDULE B

MAJOR RESPONSIBILITIES

Your primary responsibilities will be those normally associated with the position of Chief Commercial Officer including but not limited to:

▪	Responsibility for all medical sales activities within the US and EMEA
▪	Lead/build/deploy a sales organization including hiring a team of highly sophisticated medical device sales representatives. Develop and implement sales policies, procedures and programs.
▪	Work closely with the executive management team and other resources to develop effective sales strategies to drive adoption of the Company’s technology.
▪	Execute on the sales plan that results in successfully achieving annual sales goals.
▪	Develop and execute business-planning responsibilities to include sales projections/forecasting, distribution strategies, pricing strategies, training/education, marketing objectives, promotional strategies, new product introductions, product positioning, and trade shows.
▪	Collaborate with Business Development regarding partnering opportunities, leveraging the ability to utilize partners to further the Company’s sales objectives.
▪	Create and monitor sales metrics – financial and non-financial, organizational, and individual – to better understand the business.
▪	Communicate the value proposition of the Company’s technology to key stakeholders in the clinical community to drive clinical adoption of the Company’s products.
▪	Develop and execute the sales strategy that will communicate the Company's value proposition to the hospital and rehab center C-suite.
▪	Prepare annual sales expense budget, manage sales department operations and promotions budget through effective, cost-conscious efforts and appropriate guidance to field sales staff.
▪	Travel extensively to the regions and territories to work closely with sales managers, salespeople, physicians, therapists, rehab centers and hospitals.
▪	Develop and maintain a close rapport with key opinion leaders within the physician community.
▪	Design and establish innovative and motivating sales compensation programs that drive the appropriate behaviors and recognize top performance through commission and bonus compensation.
▪	Participate in product development planning and evaluation of new business opportunities, working to identify potential opportunities that would expand or enhance product utilization, leading to broad clinical acceptance and adoption.

as well as such other duties as your supervisor may from time to time assign to you. Please see job description attached. The Company requires that you perform your assigned duties to the best of your ability and faithfully observe your obligations to the Company. From time to time, the Company may impose additional or more specific work rules for you.

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